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                                                                    EXHIBIT (99)

                             ARTICLES OF AMENDMENT

                                       OF

                           BB&T FINANCIAL CORPORATION

  The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

    1. The name of the Corporation is BB&T Financial Corporation;

    2. The following Amendment to the Articles of Incorporation of the Corporation was adopted by its shareholders on the 26th day of April, 1994, in the manner prescribed by law:

    The Articles of Incorporation of BB&T Financial Corporation are hereby amended to increase the number of shares of common stock, $2.50 par value, that the Corporation is authorized to issue from 50,000,000 shares to 100,000,000 shares.

    3. No exchange, reclassification, or cancellation of issued shares will be effected by the foregoing amendment.

    4. These Articles of Amendment will become effective upon filing by the Secretary of State of North Carolina.

  This is the 2nd day of May, 1994.

                                          BB&T Financial Corporation

                                               /s/ Henry G. Williamson, Jr.
                                          By: _________________________________
                                             H. G. Williamson, Jr., President
                                                and Chief Operating Officer